Exhibit 99.1

Press Release For Release: 12.01.2008	Contact: Becky Winning
NYSE Trading Symbol: UDR	Phone: 720.283.6121
Web: www.udr.com	Email: ir@udr.com

UDR Closes 10-Year $400 Million Fannie Mae Credit Facility

DENVER, CO (December 1, 2008) UDR, Inc. (NYSE: UDR) announced today that it has closed a $225 million secured loan originated by PNC ARCS LLC for repurchase by Fannie Mae (NYSE:FNM), with an option to borrow an additional $175 million, bringing the total loan to $400 million. This has increased by $100 million from the anticipated $300 million loan the Company disclosed in early November. This financing restructures a current $139 million facility which carried a 6.09 percent coupon maturing in April, 2010.

Of the $225 million secured loan, $70 million carries a fixed interest rate of 5.85 percent and $155 million carries a variable rate, currently set under two- and three-year LIBOR swaps at 4.35 percent. The all-in blended rate of the $225 million of new debt is approximately 4.8 percent. The Company has the option to fix all or a portion of the variable note at any time during the next 5 years. The facility is collateralized with six geographically diverse properties, allows collateral substitutions and is non-recourse. The Company has five years to draw the additional $175 million of capacity, and the new facility matures in 2018.

“We are pleased to expand this facility to $400 million and extend its maturity to 2018,” said Thomas W. Toomey, President and Chief Executive Officer of UDR. “Despite recent disruption in the capital markets, we have been able to secure approximately $690 million of new capital since September 30. This should enable us to meet our commitments through 2010 and invest in attractive market opportunities when they become available.”

Since September 30, 2008, the Company has:

•	Completed an equity offering, selling 8 million shares of its common stock to raise $190 million;

•	Secured approximately $418 million through the Fannie Mae facility described above and other agency financing; and

•	Closed on approximately $83 million of construction financing.

The Company expects to repay its 2009 debt maturities, totaling $396 million, with a combination of cash, notes receivable and funds from this credit facility, without having to access its existing $600 million line of credit. In 2010, the Company has $547 million of debt coming due. Of that, $139 million will be extended to 2018 via this expanded facility, and the remaining $408 will be paid from new financings, the rollover or extension of certain secured debt, draws on the Company’s existing $600 million credit facility and potential asset sales.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.